UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2004

                             INTERMOST CORPORATION
               (Exact name of Registrant as specified in charter)


Wyoming                               0-30430             87-0418721
(State or other jurisdiction   (Commission File Number)   (IRS Employer
of incorporation)                                         Identification Number)

                       10th Floor, B10-07 Guomao Building
                               Renmin Road South
                             Shenzhen, China 518014
                    (Address of principal executive offices)


Registrant's telephone number, including area code: 011-86-755-8221-0238

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This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

            On March 12, 2004 the registrant entered into an Employment Agreement with Andy Lin, its Chief Executive Officer and President. The effective date of the Employment Agreement is March 1, 2004. The term of the Employment Agreement is three years, and it may be automatically renewed. In compensation for his services, Mr. Lin will receive an annual salary of HK$700,000 (US$89,744). The Board of Directors may, in its discretion, grant an annual bonus to Mr. Lin. Mr. Lin also received an option to purchase 1,000,000 shares of the registrant's common stock upon execution of the Employment Agreement and he will receive an option to purchase 1,000,000 shares of common stock for each year of service he completes thereafter. The exercise price of the option shall be the average of the price of the common stock during the five working days immediately preceding the last day of the Executive's service year or the commencement day of the next year of the term. You are referred to
Exhibit 10 to this Current Report on Form 8-K for complete terms of the Employment Agreement.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

            10.   Employment Agreement

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOST CORPORATION

/s/Andy Lin
-----------------------------
Andy Lin,
President
Dated:  March 25, 2004